AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

WHEREAS, Halliburton Energy Services, Inc. (“Employer”) and James Scott Brown (“Employee”) have heretofore entered into that certain Executive Employment Agreement effective on May 1, 2004 (the “Executive Employment Agreement”);

WHEREAS, certain provisions in the Executive Employment Agreement require amendment for compliance with Internal Revenue Code section 409A;

NOW, THEREFORE, the Executive Employment Agreement shall be amended, effective as of December 31, 2008 (the “Effective Date”), as follows:

1.           Employee’s title in Section 1.2 of the Executive Employment Agreement shall be updated to President Western Hemisphere for all purposes under such agreement.

2.           The following shall be added to the end of Section 2.4 of the Executive Employment Agreement:  “Any reimbursement provided hereunder during one calendar year shall not affect the amount or availability of reimbursements in another calendar year.  Any reimbursement provided hereunder shall be paid no later than the earlier of (i) the time prescribed under Employer’s applicable policies and procedures, or (ii) the last day of the calendar year following the calendar year in which Employee incurred the reimbursable expense.”

3.           The following shall be substituted for the last sentence of Section 3.2(iv) of the Executive Employment Agreement:  “‘Good Reason’ shall mean a termination of employment by Employee because of (a) a material breach by Employer of any material provision of this Agreement, or (b) a material reduction in Employee’s rank or responsibility with Employer, provided that (i) Employee provides written notice to Employer, as provided in Section 5.2 hereof, of the circumstances Employee claims constitute ‘Good Reason’ within ninety (90) calendar days of the first to occur of such circumstances, (ii) such breach remains uncorrected for thirty (30) calendar days following written notice, and (iii) Employee’s termination occurs within one hundred eighty (180) calendar days after the date that the circumstances Employee claims constitute ‘Good Reason’ first occurred.”

4.           The phrase, “subject to the provisions of Section 3.4:” at the end of the first lead-in sentence of Section 3.3 of the Executive Employment Agreement shall be deleted, and the following phrase shall be substituted therefore, “ subject to forfeiture if Employee fails to timely execute the release required pursuant to Section 3.4: ”

5.           The following shall be added to the end of Section 3.3(i) of the Executive Employment Agreement:  “Such benefit shall be paid as soon as administratively practicable, but no later than the sixtieth (60th) calendar day following Employee’s termination of employment.”

6.           The following shall be substituted for the last sentence of Section 3.3(iii) of the Executive Employment Agreement:  “Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees, but no later than March 15th of the year following the year of Employee’s termination of employment.”

7.           The following shall be added immediately following the second sentence of Section 3.4 of the Executive Employment Agreement:  “The release must be executed by Employee within a period designated by Employer, which shall begin no earlier than the date of Employee’s termination of employment and will end no later than the date that is fifty (50) calendar days after the date of Employee’s termination of employment.”

8.           In Section 3.4 of the Executive Employment Agreement, the reference to the “Employees’ Retirement Income Security Act of 1974, as amended” shall be replaced with a corrected reference to the “Employee Retirement Income Security Act of 1974, as amended.”

9.           The following shall be added at the end of the Executive Employment Agreement as new Section 5.9:

“5.9           Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A of the Internal Revenue Code and applicable Treasury authorities (“Section 409A”):

(i)           If Employee is a “specified employee,” as such term is defined in Section 409A, any payments or benefits that are deferred compensation under Section 409A and are payable or provided as a result of Employee’s termination of employment shall be payable on the date that is the earlier of (a) the date that is six (6) months and one day after Employee’s termination, (b) the date of Employee’s death, or (c) the date that otherwise complies with the requirements of Section 409A.

(ii)           It is intended that the provisions of this Agreement satisfy the requirements of Section 409A and that this Agreement be operated in a manner consistent with such requirements to the extent applicable.  Therefore, Employer and Employee agree to construe the provisions of this Agreement and any deferred compensation plan in accordance with the requirements of Section 409A.”

10.           Except as modified by this amendment, the Executive Employment Agreement shall be ratified and continue in full force and effect.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Amendment to Executive Employment Agreement in multiple originals to be effective as of the Effective Date.

HALLIBURTON ENERGY SERVICES, INC.                                                                     EMPLOYEE

By:  /s/ Lawrence Pope                                                                                                           /s/ James Scott Brown

Name:  Lawrence Pope                                                                                                           James Scott Brown

Title:  EVP, Administration & CHRO